As filed with the Securities and Exchange Commission on November __, 2007         Registration No. 333-
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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

52-1868008
(I.R.S. Employer Identification Number)

7133 Rutherford Road, Suite 200
Baltimore, MD 21244
(410) 277-3740
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John V. Moran
Chief Executive Officer
GSE Systems, Inc.
7133 Rutherford Road, Suite 200
Baltimore, MD 21244
Tel: (410) 277-3740
Fax: (410) 277-5287
(Name and address, including zip code, and telephone number, including area code, of agent for service)
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Copy to:

James R. Hagerty, Esq.
888 17th Street, N.W., Suite 1000
Washington, DC 20006
Tel: (202) 223-5600
Fax: (202) 223-6625
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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (x)

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the commission pursuant Rule 462(e) under the Securities Act, check the following box: ( )

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ( )

CALCULATION OF REGISTRATION FEE
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Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share, issuable upon exercise of option	50,000	$9.51	$475,500	$14.60

(1) Consists of (i) 25,000 shares of our Common Stock issuable upon exercise of an option granted to George J. Pedersen, a member of the Company’s Board of Directors, on April 6, 1998 and (ii) 25,000 shares of our Common Stock issuable upon exercise of an option granted to Jerome I. Feldman, Chairman of the Company’s Board of Directors, on April 6, 1998.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of Regulation C under the Securities Act, on the basis of $9.51 per share, the average of the high and low prices for the Common Stock on November 15, 2007 as reported on the American Stock Exchange.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER      , 2007

PROSPECTUS

GSE SYSTEMS, INC.

Shares of Common Stock Issuable upon Exercise of Options
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This prospectus relates to the disposition by the selling stockholders of up to 50,000 shares of our Common Stock issuable upon the exercise of options issued for the account of the stockholders named in this prospectus.

Our Common Stock is listed on the American Stock Exchange (“AMEX”) under the symbol "GVP". For a more detailed description of our securities, see “Description of Our Share Capital” section of this prospectus. On November 16, 2007, the closing sale price of the Common Stock on AMEX was $9.55.

This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities. Changes may occur after the date of this Prospectus and GSE Systems will not update the information contained herein except in the normal course of its public disclosures.

The selling stockholders may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of Common Stock in the section entitled “Plan of Distribution”.

We will not be paying any underwriting discounts or commissions in this offering.

We will not receive any proceeds from the resale of shares of Common Stock by the selling stockholders.  We will pay the expenses of this offering.

The Company has not granted registration rights, or otherwise granted these selling stockholders any right to demand that the Company file a registration statement with the Commission, with respect to the shares issuable upon the exercise of options.

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Investing in our securities involves a significant degree of risk. You should carefully read this prospectus and consider the matters described in "Risk Factors" beginning on page 2 before you decide to invest in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

__________________

The date of this prospectus is ______________ , 2007.

You should rely only on the information contained or incorporated by reference in this prospectus. The selling security holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this document, or that any information we have incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise indicates, references in this prospectus to the terms “GSE”, “the Company”, “GSE Systems”, “we”, “our” and “us” refer to GSE Systems, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

This section contains a general summary of the information contained in this prospectus and highlights selected information described in greater detail elsewhere or incorporated by reference in this prospectus. You should carefully read this entire prospectus, including the matters described in “Risk Factors” beginning on page 2, and the documents incorporated by reference in this prospectus to fully understand it and our business, results of operations and financial condition before making an investment decision. The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy and accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Company

GSE Systems, Inc. (the “Company”, “GSE” or “GSE Systems” or “we” or “us”) is incorporated under the laws of the State of Delaware and is a leader in real-time, high fidelity simulation. The Company provides simulation solutions and services to the nuclear and fossil electric utility industry and the chemical and petrochemical industries. In addition, the Company provides plant monitoring and signal analysis monitoring and optimization software primarily to the power industry. GSE Systems, Inc.’s executive offices are located at 7133 Rutherford Road, Suite 200, Baltimore, Maryland 21244. The Company’s telephone number is (410) 277-3740 and its facsimile number is (410) 277-5287. Our common stock trades on the American Stock Exchange under the symbol “GVP”. GSE maintains a Web site at http://www.gses.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

Recent Developments

On April 6, 1998, our Board of Directors (“the Board”) approved grants of non-statutory options (“the “Options”) to purchase 25,000 shares of our Common Stock (“Shares”) to each of Jerome I. Feldman (Chairman of the Board) and George J. Pedersen (Director) outside of our 1995 Long-Term Incentive Plan. In July 1998, each of the Option holders executed exercise waivers for 12,500 of the 25,000 Shares issuable upon exercise granted pursuant to their respective Options, giving up their respective rights to exercise their respective Options in full unless the Company received stockholder approval for these Options.  At our annual meeting of stockholders held on June 28, 2007, the Options were approved by a vote of the stockholders.  The individual option agreements do not include registration rights (“Rights”) and we have not entered into any Rights agreements with either Mr. Feldman or Mr. Pedersen.  The exercise price for the Options is $2.25 per share. See the section captioned “Description of the Non-statutory Option Grants”.

This prospectus relates to the sale by the selling stockholders of up to 50,000 shares of our common stock (the “Common Stock”) issuable for the account of the stockholders named in this prospectus. The selling stockholders may sell the Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will pay the expense of registering these shares.

The Offering

Securities that may be sold by the selling stockholders:
Up to 50,000 shares of Common Stock currently issuable upon the exercise of Options by the selling stockholders.  All of the Shares offered by this prospectus are being sold by the selling stockholders.  See “Selling Stockholders”.

Common stock outstanding as of November 15, 2007:	15,121,879
Use of proceeds:	We will not receive any proceeds from the sale of shares of Common Stock offered by this prospectus which will be sold for the account of the selling stockholders. See “Use of Proceeds”.
AMEX symbol:	GVP

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below may not be the only ones we will face. Additional risks and uncertainties not presently known to us or that we currently deem not material may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

The Company's expense levels are based upon its expectations as to future revenues, so it may be unable to adjust spending to compensate for a revenue shortfall. Accordingly, any revenue shortfall would likely have a disproportionate effect on the Company's operating results.

The Company’s revenue was $27.5 million, $22.0 million, and $29.5 million for the years ended December 31, 2006, 2005, and 2004, respectively. The Company’s operating income (loss) was $2.1 million, ($4.7 million), and $2,000 in 2006, 2005, and 2004, respectively. The Company's operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, including purchasing patterns, timing of new products and enhancements by the Company and its competitors, and fluctuating foreign economic conditions. Since the Company's expense levels are based in part on its expectations as to future revenues and includes certain fixed costs, the Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall and such revenue shortfalls would likely have a disproportionate adverse effect on operating results.

A substantial portion of the Company's revenue is from the sales of products and provision of services to end users outside the U.S.  Thus the Company may be subject to certain risks related to international sales and operations.

Sales of products and the provision of services to end users outside the United States accounted for approximately 69% of the Company’s consolidated revenue for the nine months ended September 30, 2007, 74% of the Company's consolidated revenue in 2006, 63% of the Company’s consolidated revenue in 2005, and 65% of consolidated revenue in 2004. The Company anticipates that international sales and services will continue to account for a significant portion of its revenue in the foreseeable future. As a result, the Company may be subject to certain risks, including risks associated with the application and imposition of protective legislation and regulations relating to import or export (including export of high technology products) or otherwise resulting from trade or foreign policy and risks associated with exchange rate fluctuations. Additional risks include potentially adverse tax consequences, tariffs, quotas and other barriers, potential difficulties involving the Company's strategic alliances and managing foreign sales agents or representatives and potential difficulties in accounts receivable collection. The Company currently sells products and provides services to customers in emerging market economies such as the United Arab Emirates, (34% of the Company’s consolidated revenue for the nine months ended   September 30, 2007 and 60% in 2006, but none in 2005 and 2004) and Russia (10% of the Company’s consolidated revenue for the nine months ended September 30, 2007, and 12%, 0% and 5% of the Company’s consolidated revenue in 2006, 2005 and 2004, respectively). Although end users in the Ukraine accounted for 5% of the Company’s consolidated revenue for the nine months ended September 30, 2007 and 8%, 18%, and 21% of the Company’s consolidated revenue in 2006, 2005, and 2004, respectively, GSE’s customer for these projects was Battelle’s Pacific Northwest National Laboratory, which is the purchasing agent for the U.S. Department of Energy (“DOE”). The DOE provides funding for various projects in Eastern and Central Europe. Accordingly, the Company is not subject to the political and financial risks that are normally faced when doing business in the Ukraine. The Company has taken steps designed to reduce the additional risks associated with doing business in these countries, but the Company believes that such risks may still exist and include, among others, general political and economic instability, lack of currency convertibility, as well as uncertainty with respect to the efficacy of applicable legal systems. There can be no assurance that these and other factors will not have a material adverse effect on the Company's business, financial condition or results of operations.

For the nine months ended September 30, 2007, two customers provided a substantial portion of the Company’s revenue. There is no guarantee that the Company will be able to generate the same level of revenue from these customers in future periods, nor that the Company could replace these revenues from other customers, thus causing a material adverse effect upon the Company's future revenue and results of operations.

For the nine months ended September 30, 2007, the Emirates Simulation Academy LLC (ESA) provided 34% of the Company’s consolidated  revenue (21% in 2006, but none in 2005 and 2004) and the Federal State-Owned Enterprise Rosenergoatom (Russia) provided 18% of the Company’s consolidated revenue for the nine months ended September 30, 2007 (12%, 0% and 5% in 2006, 2005 and 2004, respectively). In January 2006, the Company received a $15.1 million contract from ESA to supply five simulators and an integrated training program.  At September 30, 2007, the backlog remaining on this project was approximately $1.3 million.  The project is expected to be completed by December 2007.  The Company may not generate comparable revenue from these customers in future periods and may not be able to replace this revenue from other customers, thus materially and adversely affecting the Company’s revenue and results of operations.

The Company's business is substantially dependent on sales to the nuclear power industry. Any disruption in this industry would have a material adverse effect upon the Company's revenue.

For the nine months ended September 30, 2007, 43% of GSE’s revenue was from customers in the nuclear power industry (60% in 2006, 83% in 2005 and 85% in 2004). The Company will continue to derive a significant portion of its revenue from customers in the nuclear power industry for the foreseeable future. The Company's ability to supply nuclear power plant simulators and related products and services is dependent on the continued operation of nuclear power plants and, to a lesser extent, on the construction of new nuclear power plants. A wide range of factors affect the continued operation and construction of nuclear power plants, including the political and regulatory environment, the availability and cost of alternative means of power generation, the occurrence of future nuclear incidents, and general economic conditions.

The Company's line of credit agreement with Laurus Master Fund Ltd. imposes significant operating and financial restrictions, which may prevent it from capitalizing on business opportunities.

GSE’s line of credit agreement with Laurus Master Fund Ltd. (as further described in the Company’s Form 8-K filed with the Commission on March 8, 2006 and incorporated by reference herein) imposes significant operating and financial restrictions. These restrictions affect, and in certain cases limit, among other things, the Company’s ability to:

•	incur additional indebtedness and liens;

•	make capital expenditures;

•	make investments and acquisitions; and

•	consolidate, merge or sell all or substantially all of its assets.

There can be no assurance that these restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of shareholders.

The Laurus line of credit agreement expires on March 6, 2008.  The Company is currently in discussions with several banks regarding a new credit facility to replace the Laurus line of credit upon its expiration.

The Company is dependent on product innovation and development, which costs are incurred prior to revenues for new products and improvements.

The Company believes that its success will depend in large part on its ability to maintain and enhance its current product line, develop new products, maintain technological competitiveness and meet an expanding range of customer needs. The Company's product development activities are aimed at the development and expansion of its library of software modeling tools, the improvement of its display systems and workstation technologies, and the advancement and upgrading of its simulation technology. The life cycles for software modeling tools, graphical user interfaces, and simulation technology are variable and largely determined by competitive pressures. Consequently, the Company will need to continue to make significant investments in research and development to enhance and expand its capabilities in these areas and to maintain its competitive advantage.

The Company relies upon its intellectual property rights for the success of its business; however, the steps it has taken to protect its intellectual property may be inadequate.

Although the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable product maintenance are important to establishing and maintaining a technological leadership position, the Company's business depends, in part, on its intellectual property rights in its proprietary technology and information. The Company relies upon a combination of trade secret, copyright, patent and trademark law, contractual arrangements and technical means to protect its intellectual property rights. The Company enters into confidentiality agreements with its employees, consultants, joint venture and alliance partners, customers and other third parties that are granted access to its proprietary information, and limits access to and distribution of its proprietary information. There can be no assurance, however, that the Company has protected or will be able to protect its proprietary technology and information adequately, that the unauthorized disclosure or use of the Company's proprietary information will be prevented, that others have not or will not develop similar technology or information independently, or, to the extent the Company owns patents, that others have not or will not be able to design around those patents. Furthermore, the laws of certain countries in which the Company's products are sold do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

The industries in which GSE operates are highly competitive. This competition may prevent the Company from raising prices at the same pace as its costs increase.

The Company's businesses operate in highly competitive environments with both domestic and foreign competitors, many of whom have substantially greater financial, marketing and other resources than the Company. The principal factors affecting competition include price, technological proficiency, ease of system configuration, product reliability, applications expertise, engineering support, local presence and financial stability. The Company believes that competition in the simulation fields may further intensify in the future as a result of advances in technology, consolidations and/or strategic alliances among competitors, increased costs required to develop new technology and the increasing importance of software content in systems and products. As the Company's business has a significant international component, changes in the value of the dollar could adversely affect the Company's ability to compete internationally.

GSE may pursue new acquisitions and joint ventures, and any of these transactions could adversely affect its operating results or result in increased costs or other related issues.

The Company intends to pursue new acquisitions and joint ventures, a pursuit which could consume substantial time and resources. Identifying appropriate acquisition candidates and negotiating and consummating acquisitions can be a lengthy and costly process. The Company may also encounter substantial unanticipated costs or other related issues such as compliance with new regulations and regulatory schemes, additional oversight, elimination of redundancy, and increased employee benefits costs associated with the acquired businesses. The risks inherent in this strategy could have an adverse impact on the Company’s results of operation or financial position

The nuclear power industry, the Company's largest customer group, is associated with a number of hazards which could create significant liabilities for the Company.

The Company's business could expose it to third party claims with respect to product, environmental and other similar liabilities. Although the Company has sought to protect itself from these potential liabilities through a variety of legal and contractual provisions as well as through liability insurance, the effectiveness of such protections has not been fully tested. Certain of the Company's products and services are used by the nuclear power industry primarily in operator training. Although the Company's contracts for such products and services typically contain provisions designed to protect the Company from potential liabilities associated with such use, there can be no assurance that the Company would not be materially adversely affected by claims or actions which may potentially arise.

The Company, as a 10% owner of ESA, has provided a partial guarantee totaling $1.2 million for the credit facility that Union National Bank has extended to ESA. ESA is a start-up entity; if it is unable to generate sufficient cash flow from operations and defaults on its credit facility, GSE may have to provide up to $1.2 million to Union National Bank to cover ESA’s obligations.

In May 2007, the Company deposited $1.2 million into a restricted, interest-bearing account at Union National Bank (“UNB”) in the United Arab Emirates as a partial guarantee for the $11.8 million credit facility that UNB has extended to ESA. The guarantee will be in place until the expiration of the ESA credit facility on December 31, 2014 or earlier if ESA pays down and terminates the facility. Both of the other two owners of ESA, Al Qudra Holding PJSC and the Centre of Excellence for Applied Research and Training, both located in the United Arab Emirates, have each provided to UNB a bank guarantee for 100% of the $11.8 million ESA credit facility. In the event that ESA should default upon their UNB loan, UNB can utilize all or a portion of the guarantees that the three owners have provided to cover ESA’s outstanding borrowings against the credit facility and accrued interest payable. Thus, if such a default were to occur, GSE may incur a loss of up to $1.2 million.

In January 2006, the Company received a $15.1 million contract from ESA to supply five simulators and an integrated training program.  Under the terms of the contract,  the Company provided a $2.1 million performance bond to ESA that will remain outstanding until the end of the warranty period on December 31, 2008.

The Company has provided a cash-collateralized standby letter of credit to ESA which can be drawn upon by ESA in the event the Company fails to cure a material breach of the contract within 30 days of receiving written notice from ESA regarding the nature of the breach.   Although the contract is expected to be complete by the end of December 2007 and no such material breach is expected,  if ESA were to draw upon the standby letter of credit, GSE would incur a loss of up to $2.1 million.

The Common Stock issuable upon exercise of the Options may be diluted.

The number of shares of our Common Stock issuable upon exercise of the Options is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions. The number of shares of our Common Stock issuable upon exercise of the Options is not subject to adjustment for other events, such as employee stock option grants, offerings of our common stock, or in connection with acquisitions or other transactions which may adversely affect the price of our Common Stock. The terms of the Options do not restrict our ability to offer Common Stock in the future or to engage in other transactions that could dilute our Common Stock. We have no particular obligation to consider the interests of the holders of our Common Stock in engaging in any such offering or transaction.

Our Common Stock will rank behind our current debt obligations.

Until such time as our current debt obligations are satisfied, our Common Stock will rank junior to our outstanding debt obligations as to distribution of assets upon dissolution, liquidation or winding up of the Company.

You should consider the tax considerations relating to investing in the Common Stock.

Investors in this offering may face adverse federal, state and local tax consequences by virtue of their purchase, ownership and holdings of Common Stock. Prospective investors should consult their own tax advisors regarding these and other possible tax consequences to them of an investment in this offering.

Our stock price may be volatile and could experience substantial declines.

The market price of our common stock has experienced historical volatility and might continue to experience volatility in the future in response to quarter-to-quarter variations in operating results, changes in backlog and new business results, the issuance of analysts’ reports, market conditions in the industry, changes in governmental regulations, and changes in general conditions in the economy or the financial markets.

The general equity markets have also experienced significant fluctuations in value. This volatility and the market variability has affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and may adversely affect the price of our common stock.

We only have a limited number of shares of Common Stock available for sale, which could affect our ability to raise additional equity capital.

As a result of the issuance of the shares in our June 22, 2007 private placement (including the shares we are required to reserve for issuance upon exercise of the warrants we issued or may be required to issue) we have only 216,148 additional authorized shares of Common Stock that are not issued or otherwise reserved for issuance.  As a result, our ability to raise additional equity capital in the short term will be limited.  To increase the number of authorized shares of our Common Stock, we will be required to obtain stockholder approval and we cannot assure you that that such approval can be obtained.

The Company is holding a special shareholders meeting on December 13, 2007.  The shareholders are being asked to approve a proposal to increase the authorized shares of GSE Common Stock from 18,000,000 shares to 30,000,000 shares.  There is no assurance that the shareholders will approve this proposal.

The Company has limited cash resources. If the Company is unable to generate adequate cash flow from operations, it will need additional capital to fund its operations.

At September 30, 2007, we had cash and cash equivalents totaling $6.8 million and our available borrowing base under our line of credit with Laurus Master Fund, Ltd. was $2.0 million, none of which had been utilized.    We anticipate our normal operations and the utilization of our current credit facility will generate all of the funds necessary to fund our consolidated operations during the next twelve months. We believe that we will have sufficient liquidity and working capital without additional financing. However, notwithstanding the foregoing, the Company may be required to look for additional capital to fund its operations if the Company is unable to operate profitably and generate sufficient cash from operations. There can be no assurance that the Company would be successful in raising such additional funds.

Investors should not anticipate receiving cash dividends on our Common Stock.

We have not paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of our business and we may never pay cash dividends.  In addition, under the terms of our line of credit agreement with Laurus Master Fund Ltd., we are prohibited from paying any dividends on our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are based on management’s assumptions, expectations and projections about us, and the industry within which we operate, that have been made pursuant to the Private Securities Litigation Reform Act of 1995 which reflect our expectations regarding our future growth, results of operations, performance and business prospects and opportunities. Wherever possible, words such as “anticipate,” “believe,” “continue,” “estimate”, “intend”, “may,” “plan”, “potential”, “predict”, “expect”, “should”, “will” and similar expressions, or the negative of these terms or other comparable terminology, have been used to identify these forward-looking statements. These forward-looking statements may also use different phrases. These statements regarding our expectations reflect our current beliefs and are based on information currently available to us. Accordingly, these statements by their nature are subject to risks and uncertainties, including those listed under “Risk Factors,” which could cause our actual growth, results, performance and business prospects and opportunities to differ from those expressed in, or implied by, these statements. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q subsequent to the filing of our most recent annual report on Form 10-K with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Except as otherwise required by federal securities law, we are not obligated to update or revise these forward-looking statements to reflect new events or circumstances. We caution you that a variety of factors, including but not limited to the factors described under the heading “Risk Factors” and the following, could cause our business conditions and results to differ materially from what is contained in forward looking statements:

♦	changes in the rate of economic growth in the United States and other major international economies;

♦	changes in investment by the nuclear and fossil electric utility industry, the chemical and petrochemical industries and the U.S. military-industrial complex;

♦	changes in the financial condition of our customers;

♦	changes in regulatory environment;

♦	changes in project design or schedules;

♦	contract cancellations;

♦	changes in our estimates of costs to complete projects;

♦	changes in trade, monetary and fiscal policies worldwide;

♦	currency fluctuations;

♦	war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided;

♦	outcomes of future litigation;

♦	protection and validity of our patents and other intellectual property rights;

♦	increasing competition by foreign and domestic companies;

♦	compliance with our debt covenants;

♦	recoverability of claims against our customers and others;

♦	the possible need to invest in future joint ventures;
♦	changes in estimates used in our critical accounting policies; and

♦
the other risks identified in this registration statement, or the documents incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

Other factors and assumptions not identified above were also involved in the formation of these forward looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward looking statements that may be made by us. You should not place undue reliance on any forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise.

We undertake no obligation to publicly update any forward looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the SEC.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the resale shares by the selling stockholders. All proceeds from the resale of shares will be for the accounts of the selling stockholders named in this prospectus, any supplement to this prospectus or in any amendment to the registration statement of which this prospectus forms a part.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

The shares covered by this prospectus are issuable upon exercise of options to purchase our Common Stock. Upon any exercise for cash of the options, the selling stockholders will pay us the exercise price of the options.  The cash exercise price of the options is $2.25 per share.  Any proceeds we receive from the exercise of outstanding options on a cash basis will be used for general corporate purposes.

DESCRIPTION OF THE NON-STATUTORY OPTION GRANTS

In December 1997, the Company’s Compensation Committee recommended that Option grants be made to Messrs. Feldman and Pedersen.  After due consideration and deliberation, on April 6, 1998, the Board granted to each of Messrs. Feldman and Pedersen Options to purchase 25,000 shares of our Common Stock, at an exercise price of $2.25 per share, outside of the Company’s 1995 Long-Term Incentive Plan (the “Plan”) for their individual contributions to the Company. The Options were fully vested and exercisable on the date of the grant and 50,000 shares of authorized but unissued shares of Common Stock were reserved for issuance.

In July 1998, each of the Option holders executed exercise waivers for 12,500 of the 25,000 shares granted pursuant to their respective Options, giving up their respective rights to exercise their respective Options in full unless the Company received stockholder approval for these Options. At the annual meeting of stockholders held on June 28, 2007, the Options were approved by a vote of the stockholders.

Although the Board authorized registration of an aggregate of 50,000 shares with the SEC in the appropriate registration statement, the individual Option agreements do not require registration and contain no demand registration provisions.  The Company has not entered into any individual registration rights agreements or otherwise granted Messrs. Feldman and Pedersen any right to demand the Company file a registration statement with the SEC, with respect to the resale of the Common Stock issuable upon exercise of the Options.

The Options provide for the shares and Option price to be adjusted in the event of stock dividends, stock splits, adoption of stock rights plans, recapitalizations, mergers, consolidations or reorganizations of/by the Company.

The registration and sale of the Common Stock issuable upon exercise of the Options, is subject to removal of restrictive legends and provision to the Company of a legal opinion stating that any transfer by the holder of the securities evidenced by the corresponding share certificate will not violate the Securities Act.

RELATIONSHIPS AND RELATED TRANSACTIONS

Jerome I. Feldman has served as a Director since 1994 and as Chairman of the Board since 1997.   Mr. Feldman is a member of the Company’s Executive Committee.  The Executive Committee has the authority to exercise all powers of the board, except for actions that must be taken by the full board under the Delaware General Corporation Law.  Mr. Feldman is also a director of GP Strategies Corporation (“GP Strategies”) and the chairman of its Executive Committee.   Through December 31, 2006, the Company had a Management Services Agreement with GP Strategies under which GP Strategies provided corporate support services to the Company, and the Company used the financial system of General Physics, a subsidiary of GP Strategies (as further described in the Company’s Form 10-Q filed with the Commission on May 16, 2006 and incorporated by reference herein). Jerome I. Feldman is also the father of Michael Feldman, the Company’s Executive Vice President and a Company Director.

George J. Pedersen is the Chairman of the Company’s Executive Committee and is also a member of the Company’s Nominating Committee. The Executive Committee has the authority to exercise all powers of the board, except for actions that must be taken by the full board under the Delaware General Corporation Law.  The Nominating Committee has the authority to select and recommend nominees for election as directors. Mr. Pedersen is also Chairman of the Board, Chief Executive Officer and President of ManTech International Corporation.  Mr. Pedersen has a controlling interest in ManTech.

SELLING SECURITY HOLDERS

The shares of Common Stock being offered by the selling stockholders are those issuable to the selling stockholders upon exercise of the Options.  For additional information regarding the issuances of the Options, see “Description of the Non-statutory Option Grants” above.  We are registering the shares of Common Stock issuable upon exercise of the Options in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders have, or had, positions, offices or other material relationships with us or our affiliates apart from their investment in or receipt of our securities.

Jerome I. Feldman has served as a Director since 1994 and as Chairman of the Board since 1997.   Mr. Feldman is a member of the Company’s Executive Committee.  The Executive Committee has the authority to exercise all powers of the board, except for actions that must be taken by the full board under the Delaware General Corporation Law.  Mr. Feldman is also a director of GP Strategies and the chairman of its Executive Committee.   Through December 31, 2006, the Company had a Management Services Agreement with GP Strategies under which GP Strategies provided corporate support services to the Company, and the Company used the financial system of General Physics, a subsidiary of GP Strategies (as further described in the Company’s Form 10-Q filed with the Commission on May 16, 2006 and incorporated by reference herein). Jerome I. Feldman is also the father of Michael Feldman, the Company’s Executive Vice President and a Company Director.

George J. Pedersen has served as and is the Chairman of the Company’s Executive Committee and also has served as and is a member of the Company’s Nominating Committee.  The Executive Committee has the authority to exercise all powers of the board, except for actions that must be taken by the full board under the Delaware General Corporation Laws.  The Nominating Committee has the authority to select and recommend nominees for election as directors.  Mr. Pedersen has also served as and is Chairman of the Board, Chief Executive Officer and President of the selling stockholders, ManTech.  Mr. Pedersen has a controlling interest in ManTech.

The selling stockholders, including their transferees, pledges, donees or other successors, may from time to time offer and sell pursuant to this prospectus any and all of the Common Stock issuable upon exercise of the Options. The selling stockholders may also elect not to sell any Common Stock issuable upon exercise of the Options.

To sell Common Stock issuable upon exercise of the Options pursuant to the registration statement, Messrs. Pedersen and Feldman will, among other things, be required to be named as selling stockholders in the prospectus. We are registering the shares of Common Stock issuable upon exercise of the Options in order to permit the stockholders to offer the shares for resale from time to time. The selling stockholders have, or had, positions, offices or other material relationships with us or our affiliates apart from their investment in or receipt of our securities (see “Relationships and Related Transactions”).

The selling stockholders and/or their respective affiliates provide or from time to time have provided or in the future may provide certain consulting, management and other services to us and/or our affiliates and subsidiaries, for which they receive or have received customary fees and compensation or for which we expect them to receive customary fees and compensation.

The following table is prepared based on information supplied to us by the selling stockholders. Although we have assumed for purposes of the table below that the selling stockholders will sell all of the shares offered by this prospectus, because the selling stockholders may offer from time to time all of its shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales.
		Number of					Shares of
		Shares of				Number of	Common
		Common			Percent of	Shares of	Stock	Percent of
		Stock			Outstanding	Common	Beneficially	Outstanding
Name of Selling	Common	Underlying			Common	Stock	Owned After	Common
Stockholder	Stock	Stock Options	Total		Stock	Offered (1)	the Offering	Stock

George J. Pederson	56,250	128,000	184,250	(2)	1.2%	25,000	159,250	1.0%
Jerome I. Feldman	167,342	208,764	376,106	(3)	2.5%	25,000	351,106	2.3%

(1) Assumes all of the Common Stock registered is sold.

(2) Includes 56,250 shares owned directly by Mr. Pedersen, 103,000 shares of Common Stock issuable upon exercise of stock options held by Mr. Pedersen which are currently exercisable, as well as 25,000 shares of Common Stock issuable upon exercise of the Option. (See “Description of the Non-statutory Option Grants”, page 9.)

(3) Includes 165,753 shares of Common Stock owned directly by Mr. Feldman, 137,000 shares of Common Stock issuable upon exercise of stock options held by Mr. Feldman which are currently exercisable, 1,341 shares of Common Stock allocated to Mr. Feldman’s account pursuant to the provisions of the GP Retirement Savings Plan, 248 shares of Common Stock held by members of Mr. Feldman’s family, 46,764 shares of Common Stock issuable upon exercise of stock options held by Mr. Feldman’s family which are currently exercisable,  and 25,000 shares of Common Stock issuable upon exercise of the Option. (See “Description of the Non-statutory Option Grants”, page 9).  Mr. Feldman disclaims beneficial ownership of all shares held by his family. Mr. Feldman is the natural person with sole voting or dispositive power over all other shares and is the selling stockholder.

Once the Company has (i) filed a registration statement with respect to the resale of the Common Stock issuable upon exercise of the Options, (ii) the Common Stock has been listed on the American Stock Exchange, and (iii) such registration statement shall have been declared effective by the Commission, then the selling stockholders may freely sell, transfer or otherwise dispose of their shares of Company Common Stock.

Other than the relationships discussed above and as described in the Section captioned “Relationships and Related Transactions”, we are not aware of any position, office, or any other material relationship of the selling stockholders named above with the registrant or any of its predecessors or affiliates within the past three years.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issued to the selling stockholders and issuable upon exercise of the Options to permit the resale of these shares of Common Stock by the holders thereof from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock.  We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of Common Stock may be sold as follows:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices; and
•	at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

These sales may be effected in transactions which may involve crosses or block transactions.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act,  if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of Common Stock short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the selling stockholders may deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the  options or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

 Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.  Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholder and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock.  All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.  We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares offered by this prospectus will be passed upon for us by Kalbian Hagerty LLP.

The consolidated financial statements of GSE Systems, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006 have been incorporated herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.   The audit report covering the December 31, 2006 financial statements refers to a change in accounting for share based payments as the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, on January 1, 2006.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”). The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered by this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read, without charge, and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. You can also access copies of this material electronically, without charge, on the SEC's home page on the World Wide Web at http://www.sec.gov.

You may write or telephone us to obtain at no cost a copy of any or all of the documents incorporated by reference. You should direct written requests to, 7133 Rutherford Road, Suite 200, Baltimore, Maryland 21244, Attn: Secretary. Our telephone number is (410) 277-3740. However, we will not send you exhibits to a document, unless the exhibits are specifically incorporated by reference in the document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC permits us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is important and is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. However, any information contained herein shall modify or supersede information contained in documents we filed with the SEC before the date of this prospectus. We incorporate by reference the documents listed below and any future filings the Company may make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference:

•	Our Quarterly Report on Form 10-Q for the three months ended September 30, 2007 filed on November 14, 2007.

•	Our Current Reports on Form 8-K filed on April 3, 2007, April 6, 2007, May 16, 2007, June 18, 2007 June 25, 2007, July 24, 2007, August 14, 2007 and November 14, 2007.

•
Our Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007, including information specifically incorporated by reference into our Form 10-K from our revised definitive proxy statement filed June 6, 2007.

•	The description of our common stock contained in the Registration Statement on Form 8-A filed on July 24, 1995, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus supplement shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract, or other document, are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to:

GSE Systems, Inc.
7133 Rutherford Road, Suite 200
Baltimore, MD 21244
(410) 277-3740

If you request any incorporated documents from us, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

GSE SYSTEMS, INC.

Shares of Common Stock Issuable upon Exercise of Options

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses in connection with the issuance and distribution of the securities registered hereby and the offerings described in this registration statement, other than underwriting discounts and commissions. All amounts are estimated except the SEC registration fee.

SEC registration fee	$ 15
Accounting fees and expenses	10,000
Legal fees and expenses	25,000
Printing expenses	-
AMEX registration fee	3,250
Miscellaneous	-
$ 38,265

Item 15. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in no derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Company's Third Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, every person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit of proceeding by reason of the fact that such person is or was serving as a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith if such person satisfied the applicable level of care to permit such indemnification under the DGCL. The Restated Certificate provides that, subject to any requirements imposed by law or the Company's Bylaws, the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition. The Company's Amended and Restated By-Laws (the "By-Laws") provide that, if and to the extent required by the DGCL, such an advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The Restated Certificate also provides that a director shall, to the maximum extent permitted by Section 102(b)(7) of the DGCL (or any successor provision), have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 16. Exhibits.

Number   Description

3(i)
Third Amended and Restated Certificate of Incorporation of the Company. Previously filed in connection with the GSE Systems, Inc. Form 8-K as filed with the Securities and Exchange Commission on October 24, 2001 and incorporated herein by reference.

3(ii)
Form of Amended and Restated Bylaws of the Company. Previously filed in connection with Amendment No.1 to the GSE Systems, Inc. Form S-1 Registration Statement as filed with the Securities and Exchange Commission on June 14, 1995 and incorporated herein by reference.

4.1	Non-statutory Stock Option Agreement by and between Jerome I. Feldman and the Company dated April 6, 1998, filed herewith.
4.2	Non-statutory Stock Option Agreement by and between George J. Pedersen and the Company dated April 6, 1998, filed herewith.
5.1	Opinion of Kalbian Hagerty LLP regarding legality and validity of the securities being registered and as to the corporate authority to issue such securities, filed herewith.
23.1	Consent of KPMG LLP, filed herewith.
23.2	Consent of Kalbian Hagerty LLP (contained in exhibit 5.1).
24.1	Power of Attorney for Directors’ and Officers’ Signatures on Form S-3, filed herewith.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 15 - Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly cause this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, the State of Maryland, on the 19th day of November 2007.

GSE SYSTEMS, INC.

BY: /s/ John V. Moran
Name: John V. Moran
           Title: Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John V. Moran and Jeffery G. Hough, and each of them, with full power of substitution and reconstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: November 12, 2007	/s/ John V. Moran
John V. Moran
Chief Executive Officer and Director
(Principal Executive Officer)

Date: November 12, 2007	/s/ Jeffery G. Hough
Jeffery G. Hough
Senior Vice President and Chief Financial
Officer
(Principal Financial and Accounting Officer)

Date: November 12, 2007	/s/ Jerome I. Feldman
Jerome I. Feldman
Chairman of the Board

Date: November 12, 2007	/s/ Michael D. Feldman
Michael D. Feldman
Director

Date: November 12, 2007	/s/ Dr. Sheldon L. Glashow
Dr. Sheldon L. Glashow
Director

Date: November 12, 2007	/s/ Scott N. Greenberg
Scott N. Greenberg
Director

Date: November 12, 2007	/s/ Dr. Roger Hagengruber
Dr. Roger Hagengruber
Director

Date: November 12, 2007	/s/ O. Lee Tawes III
O. Lee Tawes III
Director

Date: November 12, 2007	/s/ Joseph W. Lewis
Joseph W. Lewis
Director

Date: November 12, 2007	/s/ George J. Pedersen
George J. Pedersen
Director